United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

eGain Communications Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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eGAIN COMMUNICATIONS

CORPORATION

1252 Borregas Avenue

Sunnyvale, CA 94089

(408) 636-4500

October 12, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eGain Communications Corporation that will be held on November 10, 2011, at 4:00 P.M., Pacific Time, at 1252 Borregas Avenue, Sunnyvale, California 94089.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES MAY NOT BE VOTED WITH RESPECT TO EACH OF THE PROPOSALS UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of eGain’s 2011 Annual Report to Stockholders on Form 10-K is also enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours,

Ashutosh Roy

Chief Executive Officer

eGAIN COMMUNICATIONS CORPORATION

Notice of Annual Meeting of Stockholders

to be held November 10, 2011

To the Stockholders of eGain Communications Corporation:

The Annual Meeting of Stockholders of eGain Communications Corporation or (eGain), a Delaware corporation will be held at 1252 Borregas Avenue, Sunnyvale, California 94089, on November 10, 2011, at 4:00 P.M., Pacific Time, for the following purposes:

1.	to elect directors to serve until the 2012 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

2.	to approve an amendment to eGain’s 2005 Stock Incentive Plan to increase the number of shares available for issuance thereunder from 1,460,000 shares to 2,460,000 shares and to approve the material terms of our 2005 Stock Incentive Plan, solely to preserve our ability to receive corporate income tax deduction that may otherwise be disallowed pursuant to Internal Revenue Code Section 162(m);

3.	to ratify the appointment of Burr Pilger Mayer, Inc., as eGain’s independent registered public accounting firm; and

4.	to transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

Stockholders of record as of the close of business on September 22, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at eGain’s offices, 1252 Borregas Avenue, Sunnyvale, California 94089, ten days prior to the meeting.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.

By Order of the Board of Directors,

Stanley F. Pierson

Secretary

Sunnyvale, California

October 12, 2011

eGAIN COMMUNICATIONS CORPORATION

1252 Borregas Avenue,

Sunnyvale, California 94089

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of eGain Communications Corporation, a Delaware corporation, referred to as eGain or the Company, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of eGain, or the Annual Meeting, to be held at 1252 Borregas Avenue, Sunnyvale, California 94089, on November 10, 2011, at 4:00 P.M., Pacific Time, and any postponement or adjournment thereof. The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Annual Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of eGain a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted “FOR” the proposal referred to in Item 1 in the Notice of Annual Meeting and described in this Proxy Statement regarding the election of the five nominees for director listed in this Proxy Statement, and “FOR” approval of the proposal referred to in Item 2 in the Notice of Annual Meeting and described in this Proxy Statement regarding the approval to amend eGain’s 2005 Stock Incentive Plan to increase the number of shares available for issuance thereunder, and “FOR” approval of the proposal referred to in Item 3 in the Notice of Annual Meeting and described in this Proxy Statement regarding ratifying the appointment of Burr Pilger Mayer, Inc., as eGain’s independent registered public accounting firm.

Stockholders of record at the close of business on September 22, 2011, or the Record Date, are entitled to vote at the Annual Meeting. As of the close of business on that date, eGain had 24,408,981 shares of Common Stock, $0.001 par value, or the Common Stock, outstanding. The presence in person or by proxy of the holders of a majority of eGain’s outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

Directors are elected by a plurality vote. The five nominees for director who receive the most votes cast in their favor will be elected to serve as a director. Other proposals submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions with respect to any proposal are treated as shares present or represented and entitled to vote on that proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a particular proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of that proposal has been obtained.

The expense of printing, mailing proxy materials and solicitation of proxies will be borne by eGain. eGain will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of eGain’s Common Stock. No additional compensation will be paid to such persons for such solicitation.

This Proxy Statement, the accompanying form of proxy and the Annual Report to Stockholders on Form 10-K for the fiscal year ended June 30, 2011, or the 2011 Annual Report, including financial statements, are being mailed to stockholders on or about October 12, 2011.

IMPORTANT

Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-paid return envelope so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on November 10, 2011.

This Proxy Statement for our Annual Meeting and our 2011 Annual Report are available on our website at http://www.egain.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board of Directors proposes the election of five directors of eGain to serve until the 2012 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by our Board of Directors to fill the vacancy.

Names of the nominees and certain biographical information about them are set forth below:

Ashutosh Roy, age 45, co-founded eGain and has served as Chief Executive Officer and a Director of eGain since September 1997 and as President and Chief Executive Officer since October 1, 2003. From May 1995 through April 1997, Mr. Roy served as Chairman of WhoWhere? Inc., an Internet-services company co-founded by Mr. Roy. From June 1994 to April 1995, Mr. Roy co-founded Parsec Technologies, a call center company based in New Delhi, India. From August 1988 to August 1992, Mr. Roy worked as a software engineer at Digital Equipment Corporation. Mr. Roy holds a B.S. in Computer Science from the Indian Institute of Technology, New Delhi, a Master’s degree in Computer Science from Johns Hopkins University and a M.B.A. from Stanford University. Mr. Roy’s qualifications to serve on our Board of Directors include his industry experience and deep knowledge of eGain from his position as a founder of our Company and as our Chief Executive Officer for over 14 years.

Gunjan Sinha, age 44, co-founded eGain and has served as a Director of eGain since inception in September 1997 and as President of eGain from January 1, 1998 until September 30, 2003. Since October 1, 2003, Mr. Sinha has served as Chairman of MetricStream Inc., a supplier of software applications for enterprise quality and compliance management. From May 1995 through April 1997, Mr. Sinha served as President of WhoWhere? Inc., an Internet-services company co-founded by Mr. Sinha. Prior to co-founding WhoWhere? Inc., Mr. Sinha was a hardware developer of multiprocessor servers at Olivetti Advanced Technology Center. In June 1994, Mr. Sinha co-founded Parsec Technologies, Inc. Mr. Sinha holds a degree in Computer Science from the Indian Institute of Technology, New Delhi, a Master’s degree in Computer Science from the University of California, Santa Cruz, and a Master’s degree in Engineering Management from Stanford University. Mr. Sinha’s qualifications to serve on our Board of Directors include his industry and technical experience and deep knowledge of the Company gained from his position as a founder of our Company and as a former officer of the Company.

Mark A. Wolfson, age 59, has served as a Director of eGain since June 1998. Dr. Wolfson has served as a Managing Partner of Oak Hill Capital Management, Inc. (OHCM), a private equity firm, from 1998 to 2010, and now serves as a Senior Advisor to OHCM. He has also served as Founding Managing Partner of Oak Hill Investments Management, L.P., an investment manager, since 1998. Since 2001, Dr. Wolfson has held the title of Consulting Professor at the Stanford University Graduate School of Business, where he has been a faculty member since 1977, including a three-year term as Associate Dean, and formerly held the title of Dean Witter Professor. Dr. Wolfson serves on the board of directors of Accretive Health, Inc. and Financial Engines. Dr. Wolfson holds a Ph.D. from the University of Texas, Austin and a B.S. and Master’s degree from the University of Illinois. Mr. Wolfson’s qualifications to serve on our Board of Directors include his extensive experience with technology companies in an investor capacity as well as his financial and accounting expertise.

David S. Scott, age 32, has served as a Director of eGain since November 2009. Mr. Scott is a Principal of Oak Hill Capital Management, Inc., a private equity firm. Prior to joining Oak Hill in 2002, Mr. Scott worked at The Blackstone Group in their Mergers & Acquisitions Group from 2000 to 2002. He also serves on the Board of Directors of Ability Resources, Inc, Intermedia.net, Inc. and the Regional Council for the National Parks Conservation Association (Pacific Region). Mr. Scott holds a B.A. and a B.S. from the University of Pennsylvania. Mr. Scott’s qualifications to serve on our Board of Directors include his experience with technology companies in an investor capacity.

Phiroz P. Darukhanavala, age 63, has served as a member of eGain’s Board of Directors since September 2000. Dr. Darukhanavala has served in various capacities with BP Amoco p.l.c. and The British Petroleum Company since 1975, most recently as Vice President and Chief Technology Officer for Group Digital business. Before assuming his current position, Dr. Darukhanavala was Director of Global IT Services for the BP Group responsible for the rollout of the Common Operating Environment project worldwide and IT Functional Chief for BP-Exploration. Dr. Darukhanavala has also served as CIO of BP-Alaska and Director of BP-Exploration Business Systems. Dr. Darukhanavala holds a Ph.D. and M.S. degrees in Operations Research from Case Western Reserve University in Cleveland, Ohio. Dr. Darukhanavala’s qualifications to serve on our Board of Directors include his deep business, technical and financial expertise.

Director Independence

Our Board of Directors has determined that, except for Mr. Roy, each individual who currently serves as a member of our Board of Directors is an “independent director” within the meaning of the rules of The NASDAQ Stock Market and the Securities and Exchange Commission. Mr. Roy is not considered independent as he is employed by eGain as its Chief Executive Officer.

Board Leadership

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board of Directors believes it is in the best interests of eGain and its stockholders to evaluate such roles from time to time based on the composition of the Board of Directors and on the input from our independent directors. The Board of Directors has determined that having eGain’s Chief Executive Officer serve as Chairman is in the best interests of the Company’s stockholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fosters greater communication between the Company’s management and the Board of Directors.

The Board of Directors has chosen not to appoint a lead independent director at this time in view of the active roles assumed by the independent directors.

Board of Directors - Risk Oversight

Companies, including eGain, face a variety of risks, including credit risk, liquidity risk, currency exchange risk and operational risk. For a detailed discussion of these risks, we encourage you to review our 2011 Annual Report. Our Board of Directors believes an effective risk management system will timely identify the material risks that eGain faces and communicate necessary information with respect to material risks to senior executives. As appropriate, our Board of Directors or its relevant committees have in the past and will in the future implement risk management strategies consistent with the Company’s risk profile and integrate risk management into the Company’s decision-making.

Our Board of Directors retains the ultimate oversight over the Company’s risk management. Our Audit Committee takes an active lead in overseeing Company-wide risk management and discusses risk management processes with our Board of Directors. The Compensation Committee also oversees the Company’s compensation policies and practices to ensure that the Company’s compensation policies and practices do not motivate imprudent risk taking. In addition, our Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Our Board of Directors, with the input of the Company’s executive officers, assesses likely areas of future risk for the Company on an on-going basis.

Board Meetings and Committees

Our Board of Directors held five meetings during fiscal year 2011. Each director, with the exception of Dr. Darukhanavala, attended or participated in 75% or more of the meetings of our Board of Directors and of the committees on which such directors serve. Ashutosh Roy attended the 2010 annual meeting of stockholders. While we do not have a formal policy on attendance at the Annual Meeting, eGain encourages each of the members of its Board of Directors to attend the Company’s Annual Meeting of Shareholders.

Our Board of Directors has appointed a Compensation Committee, a Stock Option Committee, a Nominating and Corporate Governance Committee and an Audit Committee.

The members of the Compensation Committee are independent directors Phiroz P. Darukhanavala, David S. Scott, and Mark A. Wolfson. The Compensation Committee held one meeting during fiscal year 2011. The Compensation Committee’s functions are to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of eGain. The Compensation Committee operates under the Compensation Committee Charter adopted by our Board of Directors. The charter is available at the Company’s website at http://www.egain.com/docs/corporate/egain_compensation_charter.pdf.

The members of the Stock Option Committee are Ashutosh Roy and Dr. Wolfson. The Stock Option Committee held one meeting in fiscal year 2011 and took certain actions by written consent. The Stock Option Committee’s functions are to grant options to eGain’s employees and other service providers, consistent with eGain’s compensation policies and practices.

The members of the Nominating and Corporate Governance Committee are independent directors Dr. Darukhanavala, Gunjan Sinha, and Dr. Wolfson. The Nominating and Corporate Governance Committee held one meeting during fiscal year 2011. The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to our Board of Directors qualified candidates for election to our Board of Directors and to oversee matters of corporate governance, including the evaluation of our Board of Directors’ performance and processes, and assignment and rotation of members of the committees established by the Board of Directors. The Nominating and Corporate Governance Committee operates under the Nominating and Corporate Governance Committee Charter adopted by our Board of Directors. The charter is available at the Company’s website at http://www.egain.com/docs/corporate/egain_nominating_governance_charter.pdf.

The members of the Audit Committee are independent directors Mr. Scott, Mr. Sinha and, Dr. Wolfson. Dr. Wolfson is the Audit Committee financial expert, as defined by the Securities and Exchange Commission, on the Audit Committee. The Audit Committee held four meetings during fiscal year 2011. The Audit Committee’s functions are to review the scope of the annual audit, monitor the independent registered public accounting firm’s relationship with eGain, advise and assist the Board of Directors in evaluating the independent registered public accounting firm’s examination, supervise eGain’s financial and accounting organization and financial reporting, and nominate, for approval of the Board of Directors, the independent registered public accounting firm whose duty it is to audit the financial statements of eGain for the fiscal year for which it is appointed. The Audit Committee operates under the Audit Committee Charter adopted by our Board of Directors. The charter is available at the Company’s website at http://www.egain.com/docs/corporate/egain_audit_charter.pdf.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communications in writing to: Secretary, eGain Communications Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089. You must include your name and address in the written communication and indicate whether or not you are a stockholder of the Company. The Secretary will review any communications received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Code of Ethics

Our Board of Directors approved a code of ethics applicable to the Board of Directors, senior management including financial officers, and all other employees. The Code of Ethics and Business Conduct, or Code of

Ethics, includes standards to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission; compliance with laws; prompt internal reporting of violations of the Code of Ethics; and accountability for the adherence to the Code of Ethics. The Code of Ethics is available on the Company’s website at http://www.egain.com/about_us/investors.asp. Copies of the Code of Ethics are also available in print upon written request to Secretary, eGain Communications Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089.

Director Qualifications

The Nominating and Corporate Governance Committee periodically reviews with our Board of Directors the appropriate skills and characteristics required of Board members given the current composition of the Board of Directors. Although we have no formal diversity policy for members of our Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee believe that our Board of Directors should be comprised of individuals who have a diversity of backgrounds, leadership qualities, a record of success in their arena of activity and who can make substantial contributions to the operations of the Board of Directors. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, relevant financial experience, general business experience and compliance with independence and other qualifications necessary to comply with any applicable corporate and securities laws and the rules and regulations thereunder. Specific consideration shall also be given to: contributions valuable to the business community; personal qualities of leadership, character, and judgment whether the candidate possesses and maintains throughout his or her service on the Board, a reputation in the community at large, of integrity, competence and adherence to the highest ethical standards; relevant knowledge and diversity of background and experience in such things as business, software development, manufacturing, technology, finance and accounting, marketing, international business, government and the like; or whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings. Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee does, however, believe it is appropriate for at least one, and preferably multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the Board meet the definition of “independent director” under the rules of The NASDAQ Stock Market, although eGain is currently not subject to NASDAQ listing requirements. The Nominating and Corporate Governance Committee also believes it is appropriate for certain members of management to serve on the Board of Directors. When evaluating a candidate for the Board of Directors, the Nominating and Corporate Governance Committee does not assign specific weight to any of these factors nor does it believe that all of the criteria necessarily apply to every candidate. A director’s qualifications in light of the above-mentioned criteria are considered at least each time the director is nominated or re-nominated for Board membership.

Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members and management of eGain. The Nominating and Corporate Governance Committee will consider persons recommended by eGain’s stock holders in the same manner as a nominee recommended by Board members or management. A stockholder who wishes to suggest a prospective nominee for the Board should notify eGain’s Secretary or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stock holder considers appropriate. After completing the evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to our full Board of Directors as to the person who should be nominated to the Board of Directors, and our Board of Directors considers the nominee after evaluating the recommendation and report of the Nominating and Corporate Governance Committee. Each director candidate recommended for election at this year’s Annual Meeting is an existing director, seeking re-election to the Board of Directors.

Compensation of Directors

Directors of eGain do not currently receive any fees for service on the Board of Directors. Directors are reimbursed for their expenses for each meeting attended. Each non-employee director will receive, if elected or re-elected as a director at the Annual Meeting, an option to purchase 500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options will vest on the first anniversary of the grant and are nonqualified stock options. In February 2011 the board approved an option to Dr. Darukhanavala to purchase an additional 50,000 shares of Common Stock that will vest on the first anniversary of the grant. In making this grant, the Board considered Dr. Darukhanavala’s length of service as a director to the company and the aggregate equity holdings of the other directors.

The following table details the compensation paid to non-employee directors for fiscal year 2011:

Name (1)	Option Awards ($) (2)	Total ($)
Gunjan Sinha	567	567
Mark A. Wolfson	567	567
David S. Scott	383	383
Phiroz P. Darukhanavala	14,188	14,188

(1)	Mr. Roy, eGain’s Chief Executive Officer and Chairman of the Board, is not included in the table as he is an employee of eGain and received no compensation for his services as Chairman of the Board. The compensation received by Mr. Roy is shown in the Summary Compensation Table on page 17.
(2)	Amounts reported represent the compensation recognized for financial reporting purposes for the fiscal year 2011, in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC 718, Compensation—Stock Compensation, excluding forfeitures, utilizing the assumptions discussed in Note 8 to our consolidated financial statements in our 2011 Annual Report.

The following table provides information on the outstanding option awards for each of the non-employee directors as of June 30, 2011:

Name	Number of Options Unexercised (#)	Option Exercise Price ($)	Option Expiration Date
Gunjan Sinha	1,000	2.40	12/08/2013
	500	1.25	12/15/2014
	500	0.80	12/08/2015
	1,000	0.85	06/09/2018
	1,000	1.05	01/08/2020
	500	1.15	11/12/2020
Total	4,500

Mark A. Wolfson	1,000	2.40	12/08/2013
	500	1.25	12/15/2014
	500	0.80	12/08/2015
	1,000	0.85	06/09/2018
	500	1.15	11/12/2020
Total	3,500

David S. Scott	500	1.05	01/08/2020
	500	1.15	11/12/2020
Total	1,000

Phrioz P. Darukhanavala	1,000	2.40	12/08/2013
	500	1.25	12/15/2014
	500	0.80	12/08/2015
	1,000	0.85	06/09/2018
	500	1.15	11/12/2020
	50,000	1.50	02/03/2021
Total	53,500

Compensation Committee Interlocks and Insider Participation

Messrs. Darukhanavala, Scott and Wolfson, all of whom are non-employee directors, serve as members of the Compensation Committee. None of eGain’s executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of eGain’s Board of Directors or Compensation Committee.

Our Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of Common Stock of eGain as of September 22, 2011 for the following:

•	each person or entity who is known by eGain to own beneficially more than 5% of the outstanding shares of Common Stock;

•	each of eGain’s current directors and executive officers as a group; and

•	eGain’s Chief Executive Officer, the Chief Financial Officer, and two other most highly compensated executive officers during fiscal year 2011.

Unless otherwise noted, the address of each named beneficial owner is that of eGain.

The percentage ownership is based on 24,408,981, shares of eGain Common Stock outstanding as of September 22, 2011. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options and warrants held by that person (and only that person) that are currently exercisable or exercisable within sixty (60) days after September 22, 2011. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. In addition to our Chief Executive Officer and Chief Financial Officer, we had only two named executive officers during fiscal year 2011, as defined in our executive officers section on page 11.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Beneficially Owned
Certain Beneficial Owners:
Oakhill Capital Funds (1)	5,346,129	21.9
201 Main Street, Suite 1018
Ft. Worth, TX 76102
FW Investors V, L.P. (2)	1,921,718	7.89
201 Main Street, Suite 3100
Ft. Worth, TX 76102

Named Executive Officers and Directors:
Ashutosh Roy (3)	8,457,645	34.6
Gunjan Sinha (4)	1,119,043	4.6
Promod Narang (5)	350,413	1.4
Eric Smit (6)	265,447	1.1
Thomas Hresko (7)	151,875	*
Mark A. Wolfson (8)	20,666	*
Phiroz P. Darukhanavala (9)	13,875	*
David S. Scott (10)	1,000	*

All executive officers and directors as a group: (9 persons) (11)	10,379,965	42.5

*	Indicates less than one percent.
(1)	Includes 5,212,475 shares held by Oak Hill Capital Partners, L.P., and 133,654 shares held by Oak Hill Capital Management Partners, LP. OHCP MGP, LLC, a Delaware limited liability company, holds voting and dispositive power over these shares and disclaims beneficial interest except to the extent of its pecuniary interest therein. Dr. Wolfson, one of our directors, is one of eight members of OHCP MGP, LLC.
(2)	FW Investors L.P. holds voting and dispositive power over these shares.
(3)	Includes 52,054 shares subject to options exercisable within 60 days of September 22, 2011.
(4)	Includes 4,500 shares subject to options exercisable within 60 days of September 22, 2011.
(5)	Includes 206,888 shares subject to options exercisable within 60 days of September 22, 2011.

(6)	Includes 120,500 shares subject to options exercisable within 60 days of September 22, 2011.
(7)	Includes 141,875 shares subject to options exercisable within 60 days of September 22, 2011.
(8)	Includes 4,500 shares subject to options exercisable within 60 days of September 22, 2011. Dr. Wolfson, one of our directors, is a managing partner of Oak Hill Capital Management, Inc., a Delaware corporation which provides managing and consulting services to Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. Dr. Wolfson disclaims beneficial ownership as to the shares owned by the Oak Hill Capital Funds.
(9)	Includes 13,875 shares subject to options exercisable within 60 days of September 22, 2011.
(10)	Includes 1,000 shares subject to options exercisable within 60 days of September 22, 2011.
(11)	Includes an aggregate of 578,525 shares subject to options exercisable within 60 days of September 22, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, eGain’s directors, executive officers and any persons holding more than 10% of eGain’s Common Stock are required to report their initial ownership of eGain’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and eGain is required to identify in this Proxy Statement those persons who failed to timely file these reports. All of the filing requirements were satisfied for fiscal year 2011, except that there was a late Form 3 and 4 filing for Phiroz P. Darukhanavala. All late filings were due solely to administrative errors that were corrected as soon as they were determined.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information regarding eGain’s executive officers as of June 30, 2011:

Name	Age	Position
Ashutosh Roy	45	Chief Executive Officer, President and Chairman
Eric Smit	49	Chief Financial Officer
Promod Narang	53	Senior Vice President of Products and Engineering
Thomas Hresko	61	Senior Vice President of Worldwide Sales
Charles Jepson	65	Senior Vice President of Business Development

Ashutosh Roy co-founded eGain and has served as Chief Executive Officer and a Director of eGain since September 1997 and President since October 2003. From May 1995 through April 1997, Mr. Roy served as Chairman of WhoWhere? Inc., an Internet-service company co-founded by Mr. Roy. From June 1994 to April 1995, Mr. Roy co-founded Parsec Technologies, a call center company based in New Delhi, India. From August 1988, to August 1992, Mr. Roy worked as a Software Engineer at Digital Equipment Corporation. Mr. Roy holds a B.S. in Computer Science from the Indian Institute of Technology, New Delhi, a Master’s degree in Computer Science from Johns Hopkins University and a M.B.A. from Stanford University.

Eric Smit has served as Chief Financial Officer since August 2002. From April 2001 to July 2002, Mr. Smit served as Vice President, Operations of eGain. From June 1999 to April 2001, Mr. Smit served as Vice President, Finance and Administration of eGain. From June 1998 to June 1999, Mr. Smit served as Director of Finance of eGain. From December 1996 to May 1998, Mr. Smit served as Director of Finance for WhoWhere? Inc., an Internet services company. From April 1993 to November 1996, Mr. Smit served as Vice President of Operations and Chief Financial Officer of Velocity Incorporated, a software game developer and publishing company. Mr. Smit holds a Bachelor of Commerce in Accounting from Rhodes University, South Africa.

Promod Narang has served as Senior Vice President of Engineering of eGain since March 2000. Mr. Narang joined eGain in October 1998, and served as Director of Engineering prior to assuming his current position. Prior to joining eGain, Mr. Narang served as President of VMpro, a system software consulting company from September 1987 to October 1998. Mr. Narang holds a B.S. in Computer Science from Wayne State University.

Thomas Hresko has served as Senior Vice President of Worldwide Sales since November of 2005. From July 2004 to October 2005, Mr. Hresko served as Vice President, Worldwide Sales for Corrigo Inc., an enterprise application software company. From April 2002 to October of 2003 Mr. Hresko served as Vice President of Worldwide Sales at Primus Knowledge Solutions, Inc., a software company specializing in knowledge management and self-service. From January 1990 to January 2002, he served in sales management positions at Network Associates, Inc., enterprise software, security and anti-virus software company. In his most recent position at Network Associates, Inc., he served as Vice President Worldwide Sales for the customer relationship management software division. Mr. Hresko holds a M.B.A. from Harvard University and a B.B.A. from the University of Michigan.

Charles Jepson has served as Sr. Vice President of Business Development since June 2010. Prior to joining eGain, Mr. Jepson worked as an independent consultant specializing in enterprise software from January 2006 to June 2010. He served as President and Chief Executive Officer of Extended Systems from February 2002 to October 2005, President and Chief Executive Officer of Diligent Software Systems Inc. from July 2001 to January 2002, Vice President of North American Sales for eGain from June 2000 to July 2001, President and Chief Executive Officer of Inference Corporation from May 1997 to June 2000; and President and Chief Executive Officer of Interlink Computer Sciences from March 1992 to May 1997. Mr. Jepson holds a M.B.A from the University of California, Berkeley and a B.A. from San Jose State University.

Compensation Discussion and Analysis

Company Philosophy on Compensation

The Compensation Committee of our Board of Directors is responsible for providing oversight and determining our executive compensation programs. To that end, our Compensation Committee reviews corporate performance relevant to the compensation of our executive officers and works with management to establish our executive compensation programs. The general philosophy of our executive compensation program is to:

•	encourage creation of stockholder value and achievement of strategic corporate objectives by providing management with long-term incentives through equity ownership by management;

•	provide a competitive total compensation package that enables us to attract and retain, on a long-term basis, high caliber personnel;

•

provide a total compensation opportunity that is competitive with companies in our industry, taking into account relative company size, performance and geographic location, as well as individual responsibilities and performance;

•	provide fair and internally consistent compensation; and

•	other relevant considerations such as rewarding extraordinary performance.

Our executive compensation program is designed to reward team accomplishments while promoting individual accountability. The combination of incentives is designed to balance annual operating objectives and eGain’s earnings’ performance with longer-term stockholder value creation.

Establishing Compensation

Recommendations for executive compensation are made by our Compensation Committee and approved by the independent members of our Board of Directors. The Compensation Committee may not delegate it’s authority in these matters to other persons. Our Compensation Committee typically reviews our executive officers’ compensation, including our named executive officers, on an annual basis. Our Compensation Committee determines the appropriate levels of compensation to recommend based primarily on:

•	competitive benchmarking consistent with our recruiting and retention goals;

•	internal consistency and fairness; and

•	other relevant considerations such as rewarding extraordinary performance.

To assist in the process of establishing executive compensation, our Compensation Committee reviews publicly available compensation information from a group of peer companies located in the Silicon Valley. Our Compensation Committee recommends compensation for our Chief Executive Officer, which was set at $24 per annum at his request beginning October 2003, as discussed below. With respect to our other named executive officers, our Compensation Committee reviews compensation that is recommended by our Chief Executive Officer.

Compensation Components

Our executive compensation program generally consists of three primary components: base salary, annual non-equity incentives and stock option awards. These primary compensation components are described in more detail below. Executive officers are also eligible to participate in all of our respective local employee benefits plans, such as medical insurance, life and disability insurance and our 401(k) retirement plan, in each case on the same basis as other employees.

We view the three primary components of executive compensation as related, but we do not believe that compensation should be derived entirely from one component, or that significant compensation from one component should necessarily reduce compensation from other components. Our Compensation Committee has not adopted a formal or informal policy for allocating compensation between long-term and current compensation or between cash and non-cash compensation.

Base Salary

We provide our named executive officers with a base salary to compensate them for services rendered during the fiscal year. We establish base salaries for our executives based on the scope of their responsibilities and experience and take into account competitive market compensation paid by companies in our peer group commensurate for similar responsibilities and positions. We believe that executive base salaries should be targeted to be within the range of salaries for similar positions at comparable companies, which is in line with our compensation philosophy, in order to best attract, retain and motivate our executives. In reviewing compensation of our peer companies, our Compensation Committee takes into account the annual revenues and market size of these companies and other relevant factors it deems appropriate. Our Compensation Committee attempts to establish compensation, particularly base salary, in the same comparable range that our revenues and market size fall when compared to these peer companies. In some cases, our executive compensation may rise above this range due to certain circumstances, such as a strong retention need or an extraordinary performance.

We note that the salary for our Chief Executive Officer, Ashutosh Roy, was set at a nominal amount of $24 per annum at his request beginning October 2003. Mr. Roy requested this reduction initially in connection with our cost reduction initiatives and more recently to assist in our investment efforts. As a significant stockholder, a substantial portion of Mr. Roy’s personal wealth is tied directly to the performance of eGain’s stock, which provides direct alignment with stockholder interests.

We attempt to review base salaries annually and adjust base salaries from time to time to ensure that our compensation programs remain competitive with market levels. There were no salary increases in fiscal year 2011.

The effective base salary for each of our named executive officers in fiscal year 2011 was:

Name	Base Salary
Ashutosh Roy	$24
Eric Smit	$180,000
Thomas Hresko	$150,000
Promod Narang	$180,000

Annual Non-Equity Incentive Plan Compensation

Currently all eGain employees participate in either a non-equity incentive plan tied primarily to revenue metrics or, in the case of sales representatives and managers, a commission plan tied primarily to revenue and bookings metrics. The plans are designed to provide awards to all employees as an incentive to contribute to both revenue growth and profitability.

Amounts paid to our named executive officers pursuant to our non-equity incentive plan are contingent upon the attainment of certain performance targets established by our Compensation Committee and Board of Directors and are made in accordance with our executive compensation strategy. For fiscal year 2011, approximately 30% of the target for each executive officer was tied to company performance and 70% to the individual performance of the executive officer and his team. The performance targets may include:

•	financial metrics, such as new hosting and license bookings, gross or net revenues, operating income, enterprise value/revenue ratio, cash balances, days sales outstanding and

•	business operational metrics, such as customer satisfaction, customer retention, operational efficiencies, product delivery and product quality.

Amounts paid to our named executive officers pursuant to our commission plan are contingent upon the attainment of certain sales targets established by our Compensation Committee and Board of Directors and are made in accordance with our executive compensation strategy. The sales targets include financial metrics such as license revenue, new hosting bookings and professional services invoiced.

The non-equity incentive plan awards earned in fiscal year 2011 by our named executive officers were:

Name	Amount	Plan Type
Eric Smit	$53,000	Non-equity incentive plan
Thomas Hresko	$56,821	Commission Plan
Promod Narang	$53,000	Non-equity incentive plan

Stock Option Awards

We believe the use of stock-based awards for our named executive officers is a strong compensation tool that encourages officers to act in a manner that leads to long-term company success. We believe this type of compensation aligns our executive officers’ performance with the interests of our long-term investors by rewarding our officers through equity appreciation. The stock-based incentive program for the entire Company, including executive officers, currently consists of stock option grants only, but we may introduce different types of equity awards or instruments to remain competitive in the compensation we pay our employees.

Our Stock Option Committee approves grants of proposed stock options awards and administers our stock option plans consistent with the compensation policies and practices as set by our Compensation Committee. Proposed stock option awards to our executive officers are presented to our entire Board of Directors for consideration. The stock option committee normally grants options to executive officers upon the hiring of an executive officer, as part of an annual review, and as special circumstances arise. The exercise price of our stock option awards is based on the closing price of our Common Stock on the Over-the-Counter Bulletin Board on the date such stock option award is approved. Except with respect to new hire grants, proposals for significant stock option awards to our executive officers are not considered during our established “blackout period,” which commences 20 days prior to the end of each fiscal quarter and ends the trading day following the announcement of earnings for such fiscal quarter. Except for such proposed stock option awards to our executive officers, we intend to grant options in accordance with the foregoing procedures without regard to the timing of the release of material non-public information, such as an earnings announcement.

In fiscal year 2011, there were no stock-based awards granted to our named executive officers.

Other Supplemental Benefits

In addition to the compensation opportunities we describe above, we also provide our named executive officers and other employees with benefits, such as medical insurance, life and disability insurance and our 401(k) retirement plan, in each case on the same basis as other employees.

Defined Pension Plan

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. We do not offer such qualified or non-qualified defined benefit plans to our executives because we believe that such defined benefit plans are not typical for similar companies in both our industry and geographic region. We may elect to adopt qualified or non-qualified defined benefit plans if our Compensation Committee and Board of Directors determine that doing so is in our best interests.

Change of Control Benefits

None of our named executive officers currently have agreements to receive benefits in the event of a change of control. To date, we have not had a significant reason to offer such benefits. We may elect to provide our officers and other employees with change of control agreements if our Compensation Committee and Board of Directors determine that doing so is in our best interests.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. To date, we have not had a significant reason to offer such non-qualified defined contribution plans or other deferred compensation plans. We may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if our Compensation Committee and Board of Directors determine that doing so is in our best interests.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer or up to three additional executive officers whose total compensation is required to be reported in our Proxy Statement to the extent that any of these persons receives more than $1,000,000 in compensation in the taxable year. We intend to preserve the deductibility of compensation payable to our executives, although deductibility will be only one of the many factors considered in determining appropriate levels or modes of compensation.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by eGain under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this definitive proxy statement on Schedule 14A for our 2011 annual stockholders meeting, which is incorporated by reference in our 2011 Annual Report, each as filed with the Securities and Exchange Commission.

Respectfully submitted,
Compensation Committee
Mark A. Wolfson
Phiroz P. Darukhanavala
David S. Scott

2011 Summary Compensation Table

The following table summarizes information concerning compensation earned by eGain’s Chief Executive Officer (principal executive officer), Chief Financial Officer and each of eGain’s other two most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to eGain during fiscal years 2011 and 2010. These individuals are referred to as the “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Ashutosh Roy (3)	2011	24	37,101	—	37,125
President, Chief Executive Officer and Chairman	2010	24	67,575	—	67,599
Eric Smit	2011	180,000	8,311	53,000	241,311
Chief Financial Officer	2010	180,000	15,137	42,500	237,637
Promod Narang	2011	180,000	11,100	53,000	244,100
Senior Vice President of Products and Engineering	2010	180,000	15,137	42,500	237,637
Thomas Hresko	2011	150,000	4,452	56,821	211,273
World Wide Senior Vice President of Sales	2010	150,000	8,651	70,000	228,651

(1)	Amounts reported represent the compensation recognized for financial reporting purposes for fiscal year 2011, in accordance with ASC 718, Compensation—Stock Compensation, excluding forfeitures, utilizing the assumptions discussed in Note 8 to our consolidated financial statements in our 2011 Annual Report.
(2)	Reflects the amount approved by our Compensation Committee and Board of Directors as cash incentive to executive officers for fiscal year 2011 based upon satisfaction of the criteria established under our non-equity incentive plan and commission plan. See “Compensation Components—Annual Non-Equity Incentive Plan Compensation” for a discussion on our plans in fiscal year 2011.
(3)	In October 2003, at the request of Mr. Roy, the Board of Directors reduced Mr. Roy’s salary to $24 per annum.

Outstanding Equity Awards

The following table provides information on the outstanding option awards held by each of our named executive officers as of June 30, 2011:

Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)		Option Expiration Date
Ashutosh Roy	26,044	135,417	0.74	(2)	08/20/2019

Total	26,044	135,417

Eric Smit	600	—	15.80	(3)	09/06/2011
	750	—	1.60	(1)	10/22/2012
	7,500	—	1.60	(2)	10/22/2012
	750	—	2.00	(1)	04/10/2013
	10,000	—	2.40	(4)	12/08/2013
	70,000	—	0.64	(2)	05/27/2015
	25,666	30,334	0.74	(2)	08/20/2019

Total	115,266	30,334

Promod Narang	10,499	—	14.30	(7)	02/11/2012
	450	—	5.60	(5)	05/06/2012
	7,000	—	4.70	(1)	05/15/2012
	16,875	—	4.70	(8)	05/15/2012
	5,250	375	4.70	(6)	05/15/2012
	540	—	1.60	(1)	10/22/2012
	540	—	2.00	(1)	04/10/2013
	35,000	—	2.40	(4)	12/08/2013
	33,000	39,000	0.74	(2)	08/20/2019

Total	109,154	39,375

Thomas Hresko	125,000	—	0.76	(4)	12/07/2015
	13,750	16,250	0.74	(2)	08/20/2019

Total	138,750	16,250

(1)	Shares vest as to 100% on the date of grant.
(2)	Shares vest in equal monthly installments over 4 years.
(3)	50% of the shares vest immediately and the balance vests in equal monthly installments over 12 months.
(4)	Shares vest as to 25% of the shares of Common Stock after 12 months and the balance vests in equal monthly installments over 36 months.
(5)	33% of the shares vest immediately and the balance vests in equal monthly installments over 2 months.
(6)	10% of the shares vest immediately and the balance vests in equal monthly installments over 10 years.
(7)	Shares vest as to 33% of the shares of Common Stock immediately and the balance vests in equal monthly installments over 36 months.
(8)	Shares vest in equal monthly installments over 3 years.

PROPOSAL 2

APPROVE AN AMENDMENT TO

eGAIN COMMUNICATIONS CORPORATION’S 2005 STOCK INCENTIVE PLAN

The Board of Directors has approved an amendment to the eGain Communications Corporation 2005 Stock Incentive Plan, or the 2005 Stock Plan, subject to the approval of eGain’s stockholders at the Annual Meeting. The following summary of the principal features of the 2005 Stock Plan, as amended, is qualified by reference to the terms of the 2005 Stock Plan, the full text of which is attached to this Proxy Statement as Appendix A and in substantially the form in which it will take effect if this Proposal 2 is approved by the stockholders. The 2005 Stock Plan has also been filed electronically with the Securities and Exchange Commission together with this Proxy Statement, and can be accessed on the SEC’s website at http://www.sec.gov.

The amendment to the 2005 Stock Plan being submitted for stockholder approval consists of an increase in the number of shares of Common Stock reserved for issuance under the 2005 Stock Plan from 1,460,000 shares to 2,460,000 shares and to approve the material terms of our 2005 Stock Plan solely to preserve our ability to receive corporate income tax deductions that may otherwise be disallowed pursuant to Internal Revenue Code Section 162(m).

If stockholder approval of this proposal is not obtained, no additional grants of options to purchase shares of Common Stock, Stock Appreciation Rights, restricted shares or stock units under the 2005 Stock Plan will be made to attract new hires or retain eGain’s employees and executive officers.

2005 Stock Plan

The 2005 Stock Plan was initially adopted by the Board of Directors in March 2005 and first approved by the Company’s stockholders in December 2005. The purpose of the 2005 Stock Plan is to assist eGain in the recruitment, retention and motivation of employees, outside directors and independent contractors who are in a position to make material contributions to eGain’s progress. The 2005 Stock Plan offers a significant incentive to the employees, outside directors and independent contractors of eGain by enabling such individuals to acquire Common Stock, thereby increasing their proprietary interest in the growth and success of eGain.

Award Type and Eligibility

The 2005 Stock Plan provides for the direct award or sale of shares of Common Stock, Stock Appreciation Rights, stock units and for the grant of both incentive stock options, or ISOs, to purchase Common Stock intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonstatutory stock options, or NSOs, to purchase Common Stock that do not qualify for such treatment under the Code. All employees (including officers) and directors of eGain or any subsidiary and any independent contractor who performs services for eGain or any subsidiary are eligible to purchase shares of Common Stock and to receive awards of shares or grants of NSOs. Only employees are eligible to receive grants of ISOs. As of June 30, 2011, 321 employees were eligible to be considered for the grant of options under the 2005 Stock Plan. No participant in the 2005 Stock Plan may receive options, Stock Appreciation Rights, restricted shares or stock units under the plan in any calendar year that relate to more than 500,000 shares of Common Stock, and no more than two times this amount in the first year of employment.

Administration

The 2005 Stock Plan is administered by our Compensation Committee, Stock Option Committee and Board of Directors. Subject to the terms of the 2005 Stock Plan, our Compensation Committee, Stock Option Committee or Board of Directors will determine recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our Compensation Committee, Stock Option Committee or Board of Directors will also determine the exercise price of options granted under the 2005 Stock Plan.

Restricted Shares

Restricted shares may be granted pursuant to restricted stock agreements. Restricted shares may be sold or awarded for such consideration as the Compensation Committee, Stock Option Committee or Board of Directors may determine. Each award of restricted shares may be subject to vesting and transfer restrictions.

Stock Options

Stock options will be granted pursuant to stock option agreements. The exercise price for an option cannot be less than 100% of the fair market value of the Common Stock subject to the option on the date of grant. Options granted under the 2005 Stock Plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting, subject to our right to repurchase unvested shares in certain circumstances. Unvested shares of our Common Stock issued in connection with an early exercise may be repurchased by us.

The term of stock options granted under the 2005 Stock Plan may not exceed ten years. Each stock option agreement will set forth any limitations on the right of the optionholder to exercise the stock option following termination of service with us or any affiliate of ours.

Acceptable forms of consideration for the purchase of our Common Stock issued under the 2005 Stock Plan will be determined by our Compensation Committee, Stock Option Committee or Board of Directors, as applicable and may include cash, Common Stock previously owned by the optionholder, payment through a broker assisted cashless exercise or a net exercise feature, or other legal consideration approved by our Compensation Committee, Stock Option Committee or Board of Directors, as applicable.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution, unless otherwise permitted under the terms of the applicable stock option agreement.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our Common Stock with respect to which incentive stock options, or ISOs, may be exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options, or NSOs. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of ISOs shall be the total shares reserved for issuance under the 2005 Stock Plan. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate.

Stock Appreciation Rights

Each grant of a Stock Appreciation Right, or SAR, will be granted pursuant to a SAR agreement. The Compensation Committee, Stock Option Committee or Board of Directors, as applicable, will determine the exercise price for each SAR granted and may specify that the exercise price will vary in accordance with a predetermined formula. A SAR agreement may provide for accelerated exercisability and a SAR may be awarded in combination with options. Upon the exercise of a SAR, the holder shall receive shares, cash, or a combination of shares and cash as determined by the Compensation Committee, Stock Option Committee or Board of Directors, as applicable.

Stock Units

Stock unit awards will be granted pursuant to stock unit agreements. If stock units are awarded, no cash consideration is required from the recipient, and the award may have accelerated vesting rights. The holders of stock units have no voting rights prior to settlement or forfeiture, but the stock units may carry rights to dividend equivalents. Settlement of vested stock units may be made in the form of cash, shares or a combination as determined by the Compensation Committee, Stock Option Committee or Board of Directors, as applicable.

Performance Awards

The 2005 Stock Plan provides that the awards under the plan may be granted, issued, vested or retained based upon the attainment during a certain period of time of certain performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will generally be determined by our Compensation Committee, Stock Option Committee or Board of Directors, as applicable.

Performance goals under the 2005 Stock Plan shall be determined based on or related to one or more of the following performance criteria:

•	cash flow;

•	earnings per share;

•	earnings before interest, taxes and amortization;

•	return on equity;

•	total shareholder return;

•	share price performance;

•	return on capital;

•	return on assets or net assets;

•	revenue;

•	income or net income;

•	operating income or net operating income;

•	operating profit or net operating profit;

•	operating margin or profit margin;

•	return on operating revenue;

•	return on invested capital; or

•	market segment shares.

Corporate Changes

In the event that there is a specified type of change in our capital structure, such as a stock split or stock dividend, the class and number of shares reserved under the 2005 Stock Plan (including share limits) and the class and number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

In the event of certain corporate transactions, all outstanding stock awards under the 2005 Stock Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting or exercisability of such stock awards may be accelerated in full and then terminated, if and to the extent not exercised at or prior to the effective time of the corporate transaction, or we may terminate the stock awards upon payment of their intrinsic value in cash or cash equivalents.

Plan Amendments

Our Board of Directors has the authority to amend or terminate the 2005 Stock Plan. However, in general, no amendment or termination of the plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain shareholder approval of any amendment to the 2005 Stock Plan if required by applicable law.

Plan Termination

Unless sooner terminated by the Board of Directors, the 2005 Stock Plan shall automatically terminate on March 11, 2015, the tenth anniversary of the date the 2005 Stock Plan was adopted by the Board of Directors.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, foreign and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2005 Stock Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 2005 Stock Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our Common Stock received over any amount paid by the recipient in exchange for the shares of our Common Stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount, if any, paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Section 162 Limitations

Compensation of persons who are “covered employees” is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from

Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2005 Stock Plan is intended to enable the Board of Directors or Committee, as applicable, to grant awards that will be exempt from the deduction limits of Section 162(m).

New Plan Benefits - 2005 Stock Plan

No determinations with respect to future awards under the 2005 Stock Plan have been made by our Board of Directors, Compensation Committee or Stock Option Committee. Any allocation of future awards will be made only in accordance with the provisions of the 2005 Stock Plan. Because awards under the 2005 Stock Plan are subject to the discretion of the Board of Directors or Stock Option Committee, as applicable, awards and benefits under the 2005 Stock Plan for the current or any future year are not determinable. Future option exercise prices under the 2005 Stock Plan are not determinable because they will be based upon the fair market value of our Common Stock on the date of grant.

No stock options were granted under the 2005 Stock Plan in fiscal year 2011 to the named executive officers. The stock options granted to the directors in fiscal 2011 are described under the heading “Director Compensation.”

The following table sets forth information with respect to stock options granted under the 2005 Stock Plan in fiscal 2011 to the following:

	Number of Shares Granted (#)	Average Per Share Exercise Price ($) (1)	Dollar Value of Shares Granted ($) (2)
All current executive officers as a group (5 persons)	—	—	—
All current non-employee directors as a group (4 persons)	2,000	1.15	5,900
All employees and consultants, including current officers, who are not executive officers, as a group	165,450	1.89	488,078

(1)	Average per share exercise price is the weighted average exercise price of all options granted under the 2005 Stock Plan.
(2)	Value is based upon a per share price of $2.95, which is the fair market value of the Common Stock on June 30, 2011, the last trading day of our fiscal year 2011, and does not take into account the exercise price of options.

Required Vote

The affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy are needed to amend the 2005 Stock Plan.

Our Board of Directors recommends a vote “FOR” the amendment to the 2005 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Burr Pilger Mayer, Inc., or BPM, as eGain’s independent registered public accounting firm for the fiscal year ending June 30, 2012, subject to ratification by the stockholders. BPM audited eGain’s financial statements for the fiscal year ending June 30, 2011. Representatives of BPM are expected to be present at eGain’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The aggregate fees for professional services by BPM the Company’s independent registered public accounting firm in fiscal year 2010 and fiscal year 2011 for these various services to the Company and its subsidiaries were:

Audit Fees

The aggregate audit fees and expenses billed by BPM for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements were approximately $378, 860 for fiscal year 2011 and $393,255 for fiscal year 2010.

Audit-Related Fees

There were no fees billed by BPM for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.”

Tax Fees

There was no aggregate fees billed or to be billed by BPM for professional services related to tax advice, tax compliance tax auditing, tax planning and foreign tax matters for fiscal years 2011 and 2010.

All Other Fees

There were no fees billed to the Company by BPM for the fiscal years 2011 and 2010 for services and products to the Company and its subsidiaries other than those reported in the categories above.

Policy on Pre-Approval of Retention of Independent Registered Public Accounting Firm

The engagement of BPM for non-audit accounting and tax services performed for the Company is limited to those circumstances where these services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services. Pursuant to the Sarbanes-Oxley Act of 2002, all audit and permitted non-audit services for which the Company engages BPM require pre-approval by the Audit Committee. The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The percentage of Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees, out of all fees paid to BPM and all as approved by the Audit Committee in accordance with the policy, was 100% for fiscal year 2011.

Required Vote

Ratification will require the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Board of Directors will review its future selection of eGain’s independent registered public accounting firm.

Our Board of Directors recommends a vote “FOR” ratification of Burr Pilger Mayer, Inc. as eGain’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by eGain under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee of the Board of Directors, or the Audit Committee, operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are Mark A. Wolfson, David S. Scott, and Gunjan Sinha, each of whom meets the independence standards established by The NASDAQ Stock Market.

The Audit Committee performs the following activities:

•	overseeing eGain’s financial reporting process on behalf of the Board of Directors; and

•	provides independent, objective oversight of eGain’s accounting functions and internal controls.

The Audit Committee reviewed and discussed the audited financial statements contained in the 2011 Annual Report with eGain’s management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the material conformity of those financial statements with accounting principles generally acceptable in the United States.

The Audit Committee met privately with the independent registered public accounting firm, and discussed issues deemed significant by the independent registered public accounting firm, including those required by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. In addition, the Audit Committee discussed with the independent registered public accounting firm their independence from eGain and its management, including the matters in the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence). The Audit Committee also considered BPM’s provision of non-audit services to eGain and determined that such provision of such services was compatible with maintaining the independence of BPM. BPM has provided the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2011 Annual Report, for filing with the Securities and Exchange Commission.

Audit Committee

David S. Scott

Gunjan Sinha

Mark A. Wolfson

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere, the following is a description of each transaction since July 1, 2009 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a director indirect material interest.

Repayment of Indebtedness and Related Warrant Exercises

On June 30, 2011 we paid to Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners L.P. and FW Investors L.P., each of which is a beneficial owner of more than 5% of our capital stock, an aggregate of $3.1 million in full repayment of all outstanding indebtedness owed to them, including interest under that certain Conversion Agreement and Amendment to Subordinated Secured Promissory Notes, as amended, dated September 24, 2008, or the Agreement. Director Mark Wolfson is a Senior Advisor to and director David S. Scott is a Principal of Oak Hill Capital Management, Inc., an entity affiliated with the Oak Hill Capital funds. In addition, we made a partial payment to director Ashutosh Roy for $2.9 million, including accrued interest, under the Agreement. As of June 30, 2009, the principal and interest on the loans was $7.7 million. As of June 30, 2011 and 2010, the principal, net of discount and interest due on the loans was $5.0 million and $8.7 million, respectively. The interest expense on these notes was $1.2 million, $1.0 million and $1.2 million for fiscal years 2011, 2010 and 2009, respectively. Mr. Roy exercised warrants to purchase 1,218,493 shares of our Common Stock in March 2011, the Oak Hill Capital funds exercised warrants to purchase an aggregate of 203,637 shares of our Common Stock in September 2011 and FW Investors L.P. exercised warrants to purchase 103,384 shares of our Common Stock in September 2011, all of such warrants which were issued in connection with the Agreement.

Procedures for Approval of Related Party Transactions

It is eGain’s current policy that all transactions between eGain and its officers, directors, 5% stockholders and eGain’s affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to eGain than could be obtained from unaffiliated parties and are reasonably expected to benefit eGain.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Proposals of stockholders of eGain that are intended to be presented by such stockholders at eGain’s 2012 Annual Meeting must be received by the Secretary of eGain no later than June 9, 2012 in order that they may be included in eGain’s proxy statement and form of proxy relating to that meeting.

A stockholder proposal not included in the eGain proxy statement for the 2012 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of eGain at the principal executive offices of eGain and otherwise complies with the provisions of its Bylaws. To be timely, eGain’s Bylaws provide that eGain must have received the stockholder’s notice not less than 50 days or more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, eGain must receive the stockholder’s notice by the close of business on the 15th day after the earlier of the day eGain mailed notice of the annual meeting date or provided such public disclosure of the meeting date.

OTHER MATTERS

eGain knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

eGain has adopted a process for mailing the 2011 Annual Report and Proxy Statement called “householding,” which has been approved by the Securities and Exchange Commission. Householding means that stockholders who share the same last name and address will receive only one copy of the 2011 Annual Report and Proxy Statement, unless eGain receives contrary instructions from any stockholder at that address. eGain will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the 2011 Annual Report and Proxy Statement at the same address, additional copies will be provided to you upon request. If you are a stockholder of record, you may contact us by writing to Eric N. Smit, eGain Communications Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089 or by calling (408) 636 4500. Eligible stockholders of record receiving multiple copies of the 2011 Annual Report and Proxy Statement can request householding by contacting eGain in the same manner. eGain has undertaken householding to reduce printing costs and postage fees, and we encourage you to participate.

If you are a beneficial owner, you may request additional copies of the 2011 Annual Report and Proxy Statement or you may request householding by notifying your broker, bank or nominee.

Current and prospective investors can also access free copies of our 2011 Annual Report, Proxy Statement and other financial information on our Investor Relations section of our web site at http://www.egain.com/about_us/investors.asp.

ANNUAL REPORT ON FORM 10-K

A copy of eGain’s 2011 Annual Report accompanies this proxy statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request to Chief Financial Officer, eGain Communications Corporation, 1252 Borregas Avenue, Sunnyvale, California 94089.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors,

Ashutosh Roy

Chief Executive Officer

October 12, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01DW4A 5 2 D V + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . + C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3. For Against Abstain 2. Approve an amendment to the eGain 2005 Stock Incentive Plan. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Ashutosh Roy* 04 - David S. Scott* 02 - Gunjan Sinha* 05 - Phiroz P. Darukhanavala* 03 - Mark A. Wolfson* 1. Election of Directors: For Withhold For Withhold For Withhold *To serve for the ensuing year until their successors are duly elected and qualified or until earlier death or resignation. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 3. The Appointment of Burr Pilger Mayer, Inc. as independent registered public accounting firm. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM 1 2 3 4 7 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders, November 10, 2011 (see Proxy Statement for discussion of items) The undersigned hereby appoints Ashutosh Roy and Eric Smit as proxy, with full power of substitution, to vote all shares of eGain Communications Corporation Common Stock which each of the undersigned is entitled to vote on all matters which may properly come before the 2011 Annual Meeting of Stockholders of eGain Communications Corporation, or any adjournment thereof. The shares represented by this Proxy Card will be voted as specified above, but if no specification is made they will be voted FOR proposals 1, 2 and 3 at the discretion of the proxies on any other matter that may properly come before the meeting. Please sign, date and return promptly in the accompanying envelope. CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE Proxy — eGain Communications Corporation